Exhibit 99.1

Meta Financial Group, Inc.® Declares Cash Dividend

SIOUX FALLS, S.D., MAY 17, 2021 - Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) announced that the Company will pay a cash dividend of $0.05 per share for the third fiscal quarter of 2021. This dividend will be payable on July 1, 2021 to shareholders of record as of June 10, 2021.

At March 31, 2021, the Company had total assets of $9.79 billion and shareholders’ equity of $835.3 million.

This press release and other important information about the Company are available at metafinancialgroup.com.

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.® (Nasdaq: CASH) is a South Dakota-based financial holding company. Meta Financial Group’s subsidiary, MetaBank® N.A., is a financial enablement company that works to increase financial availability, choice, and opportunity for all. MetaBank strives to remove barriers that traditional institutions put in the way of financial access, and promote economic mobility by providing responsible, secure, high quality financial products that contribute to individuals and communities at the core of the real economy. Additional information can be found by visiting www.metafinancialgroup.com or www.metabank.com.

Investor Relations Contact
Brittany Kelley Elsasser
605-362-2423
bkelley@metabank.com

Media Relations Contact
mediarelations@metabank.com